Exhibit 10.1
** Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.
Cloud Real Estate Holdings, LLC

October 26, 2022
To:    Pierre Naudé & Katie Smith, nCino, Inc.
Re:    Notice of New Building Completion Date and New Building Rent Commencement
The New Building received its Temporary Certificate of Occupancy on October 24, 2022, and therefore October 24, 2022 is the New Building Completion Date. Per that Office Lease between Cloud Real Estate Holdings, LLC and nCino, Inc., dated April 5, 2021 (the “Lease”), the Term commenced upon the New Building Completion Date, and the Basic Rent shall be calculated using the following formula: (New Building Project Costs x 7.30%)/rentable square footage of the Building. Each capitalized term that is not otherwise defined in this letter agreement shall be given the meaning assigned to such term in the Lease. Per the Lease, there will also be a one-time Escalation Adjuster charged. The New Building rentable square footage is estimated to measure 90,000. Per the Lease, this measurement shall be made by actual measurements (not based on plans) within thirty (30) days after achievement of the Turnover Condition, or as soon thereafter as is reasonably practicable.
The final reconciliation of the New Building Project Costs is scheduled to take place on December 15, 2022. The final measurement of the rentable square footage of the Building will be completed prior to or on this date as well. At this time, Landlord will have the final New Building Project Costs and the accurate rentable square footage and can accurately calculate the Basic Rent and the Escalation Adjuster and can properly allocate the Parking Deck Rent Adjustment between the Lease and the Existing Building Lease, as well as provide Tenant with the Commencement Statement. If agreeable to Tenant, Landlord proposes charging Tenant estimated Basic Rent from October 24, 2022 until December 31, 2022 based on the estimated New Building Project Costs. Landlord will provide Tenant with a final reconciliation prior to December 31, 2022 and will credit any overpaid Basic Rent or charge any underpaid Basic Rent from October 24, 2022 through December 31, 2022 on the January 2023 rent invoice along with the Escalation Adjuster.
Based on the estimated New Building Project Costs of $22,517,805 and the estimated rentable square footage of 90,000, the estimated New Building Annual Basic Rent would be $1,643,799.76 and the estimated Annual Basic Rent per Rentable Square Foot would be $18.26. Expenses for the New Building are initially estimated to be $7.50 per rentable square foot, which does not include the Permitted Interest expense. The Permitted Interest expense will be calculated once the final Building Loan draw is made and the loan converts from the interest-only construction loan term to the amortizing permanent loan term.
Tenant’s execution of this letter agreement signifies Tenant’s acceptance of October 24, 2022 as the New Building Completion Date and Tenant’s agreement to accommodate Landlord’s request to pay estimated Basic Rent for the period from October 24, 2022 through December 31, 2022 based on the estimated New Building Project Costs, subject to the reconciliation provided herein and subject further to Tenant’s right to review Landlord’s records related to the calculation of New Building Project Costs as set forth in Section 11 of Exhibit G to the Lease. The parties agree that,
(i) except as amended by this letter agreement, all the terms and provisions of the Lease are hereby reaffirmed and remain in full force and effect, and (ii) in the event that there is a conflict between the terms and provisions of the Lease and this letter agreement, the terms and provisions of this letter agreement shall control.

TENANT:		LANDLORD:

nCino, Inc.		Cloud Real Estate Holdings, LLC
a Delaware corporation		a North Carolina limited liability company

By:	/s/ Pierre Naude	By:	[***]

Name:	Pierre Naude	Name:	[***]

Title:	President & CEO	Title:	Manager

Cloud Real Estate Holdings
1022 Ashes Drive, Suite 201, Wilmington, NC 28405
Ph 910-799-8755 Fax 910-799-8785